ARLINGTON ASSET INVESTMENT CORP

Moderator:    Kurt Harrington
February 10, 2011
9:00 a.m. ET

Operator:
Good morning my name is Rebecca and I will be your conference operator today.  At this time, I would like to welcome everyone to the Arlington Asset fourth quarter and full year 2010 earnings call.  All lines have been placed on mute to prevent any background noise.  After the speakers remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.

Thank you. I would now like to turn the call over to Mr. Kurt Harrington. You may begin.

Kurt Harrington:	Thank you very much. Good morning. This is Kurt Harrington, chief financial officer of Arlington Asset.

Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, returns, leverage, portfolio allocation, plans and steps to position the Company to realize value, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in default rates, preservation of our net operating loss and net capital loss carry-forwards, impacts of regulatory changes and changes to Fannie Mae and Freddie Mac, availability of opportunities that meet or exceed our risk adjusted return expectations, ability to effectively migrate non-agency mortgage-backed securities into agency mortgage-backed securities, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in mortgage pre-payment speeds, ability to realize book value growth through reflation, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, regulatory and market conditions.

These and other risks are described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that are available from the Company and from the SEC and you should read and understand these risks when evaluating any forward-looking statement.

I would now like to turn the call over to Eric Billings for his remarks.

Eric Billings:
Thank you, Kurt.  Good morning and welcome to the fourth quarter earnings call for Arlington Asset Investment Corp.  I am Eric Billings, Chief Executive Officer of Arlington Asset.  And joining me on the call today are Rock Tonkel, president and chief operating officer and Kurt Harrington, our Chief Financial Officer.  In addition, we have members of the senior management team attending.  Thank you for joining us today.

As you can see from last night's press release, Arlington reported core operating income of $7.7 million or $0.99 per share.  Book value was $28.46 per share at December 31st up 14 percent from September 30, 2010 and $8.92 per share or 46 percent from December 31, 2010.  Core income return on equity was 17 percent for the year and 15 percent for the quarter.  Debt-to-equity at year end 2010 was less than 0.9-to-one.

For the fourth quarter, Arlington shareholders experienced a $3.44 per share increase in book value after payment of a $0.60 per share quarterly dividend.  This dividend plus the increase in book value resulted in a 16 percent return to investors for the quarter (65 percent annualized return), and a 55 percent return on the same basis for the twelve months ended December 31st.

The Company repurchased approximately 21,000 shares of its Class A common stock at a price of $23.96 during the quarter and had 256,000 shares remaining available for repurchase under the repurchase program.

During the fourth quarter, Arlington benefited from increased capital flows and positive price performance in the non-agency mortgage-backed security sector.  We realized $2.7 million of gains from sales of non-agency mortgage-backed securities in the fourth quarter, and key credit and prepayment measures in the Company’s non-agency mortgage-backed securities portfolio continued a stable trend. Total 60 day plus delinquencies in the Company’s non-agency mortgage-backed securities portfolio were 20.2 percent at December 31st, credit enhancement was 10 percent, and trailing three month average loss severities on liquidated loans were 44.5 percent.  In addition, trailing three-month average voluntary prepayment rates, which increase protection to our invested capital and positively impact returns, rose again during the fourth quarter to 11.9 percent.

At December 31st, the non-agency mortgage-backed securities portfolio had an average cost of 49 percent of face value, and repurchase financing of $25 million compared to a market value of $253 million.  Our OCI related to the non-agency mortgage-backed securities increased by $21 million for the quarter to $63 million primarily due to an increase in the fair value of the securities.  The assumptions used to value the portfolio at December 31st included a constant default rate of 6.5 percent, loss severity on liquidated loans of 43.2 percent, constant voluntary pre-payment rate of 8.6 percent and a discount rate of 12.6 percent.  A 10 percent improvement in each of those assumptions would yield an additional increase in the value of the non-agency portfolio of approximately $30 million or $3.95 per share.

The reflation process in our non-agency mortgage-backed securities has been developing steadily throughout 2010 and has progressed to a point where unlevered returns in certain non-agency mortgage-backed securities, particularly front pay securities, are now below our target returns.

Values on non-agency mortgage-backed securities in the first quarter of 2011 continued to reflate toward par.  The Company has taken advantage of this price movement with sales of these non-agency mortgage-backed securities of $32 million, realizing $3.2 million in cash gains or a 20 percent gain on the invested capital.

As a result of the substantial appreciation in the Company’s non-agency mortgage-backed securities portfolio, the Company expects to migrate portions of reflated capital from non-agency mortgage-backed securities to the agency mortgage-backed securities portfolio which we expect will produce significantly higher cash and total returns on invested capital.

The Company has identified approximately $113 million of investable capital currently allocated to non-agency mortgage-backed securities that have a cash yield of 7.5 percent and a total expected annual yield including reflation over two years of 10.5 percent.  As market conditions allow, the Company expects to liquidate portions of the non-agency mortgage-backed securities portfolio and purchase Agency mortgage-backed securities that we expect will be moderately leveraged at up to 6 times, substantially hedged against market value fluctuations, and produce cash returns in excess of 20 percent on invested capital based on the current conditions.

As of February 8th, the Company has sold approximately $31 million of face value non-agency mortgage-backed securities with a 6.25 percent current cash yield and a 7.3 percent total annual yield generating $23 million of liquid capital.  It has reallocated this capital along with previously allocated capital to an agency mortgage-backed securities portfolio of approximately $360 million in face value at February 8th, with a 4.61 percent coupon, 102.8 cost, and a funding cost of 28 basis points.

The Company expects that this reallocation will have a meaningful positive impact on cash earnings as the reallocation to date has increased expected current cash returns on invested capital from 6.25 percent on the non-agency mortgage-backed securities sold to over 20 percent on the agency mortgage-backed securities acquired with this portion of the Company’s investable capital.  The reallocation of the $23 million of capital from non-agency mortgage-backed securities already sold plus the $113 million expected to migrate to agency mortgage-backed securities, for a total of $136 million, would mean that approximately 50 percent of the Company’s invested capital would be reallocated to agency mortgage-backed securities.

If effected, this redeployment of capital would increase the Company’s current cash spread earnings by approximately $2 per share annually and continue to provide potential reflation from the remaining capital allocation to the non-agency mortgage-backed securities.  Assuming the $113 million capital migration previously mentioned, the Company’s remaining capital invested in non-agency mortgage-backed securities of approximately $130 million is expected to have approximately a 10 percent current cash yield and more than 15 percent expected annual yield assuming reflation over a two year period.  This ongoing allocation to the non-agency mortgage-backed securities would allow the Company to provide higher current income and still retain the potential for reflation and book value growth on approximately 50 percent of the investable capital.

With low leverage, attractive current cash yields and reflation potential in the company's non-agency mortgage-backed securities portfolio amplified by the Company’s $800 million of net operating and capital loss carry-forwards and a 15 percent Federal tax rate on Arlington’s dividends, we are optimistic about the Company's ability to provide significant potential growth in cash earnings and book value per share going forward.

Operator, I would like to now open the call for questions.

Operator:	At this time if you would like a question please press star one on your telephone keypad. You have a question from the line of Steve Delaney with JMP Securities.

Steve Delaney:	Good morning everyone.

Rock Tonkel:	Hi Steve.

Steve Delaney:
Hi, good morning.  So I wanted to talk a little bit about where this agency reallocation could take us.  If we are talking about $113 million of capital that you’re going to shift in addition to what you already have and maybe 6 times leverage, I guess that’s about a potential another $800 million and if we add that to what you had, we're talking about a target portfolio that might be in the range of what, $950 million to $1 billion?  Does that seem reasonable to you guys based on that $136 million total capital?

Eric Billings:	Yes Steve. It would be about $900 million to $1 billion; something like that.

Steve Delaney:
OK great.  I just wanted to make sure we're in the right ball park there and within that, you know, that’s significant - you've added a couple hundred million, but can you give us a little color, sort of within the whole agency sphere, what products, where are you seeing the best relative value in the agency space currently as far as products go.

Rock Tonkel:
Steve, we've been focused primarily in the fixed rate area and what we have found is a very attractive opportunity to put in place a mix of coupons with low to moderate premiums and protected by swap hedges as well as other forms of hedges that allow us to feel very protected on our capital, certainly at 6:1 in terms of leverage and generate very attractive current cash returns on that.

Steve Delaney:
OK so, like we have within the universe of companies, there are some people that have some pretty strong, I would say almost dogmatic opinions about where they’re going to put capital.  It sounds like, while you want to focus on the more liquid larger fixed rate, you are going to try and find value across the capital stack.

Rock Tonkel:	That is exactly right Steve, we are looking across the spectrum in the mortgage area and seeking the highest risk adjusted returns for our capital and where we find that we will allocate capital.

Steve Delaney:
OK great and then just one last thing guys.  You have had your agency portfolio classified as trading securities and most of your hedging has been in Eurodollar futures rather than plain vanilla swaps.  With this shift in 50 percent of the equity, do you plan to make the new agency portfolio, will that be available for sale accounting and on the hedging should we expect you to use, you know, more just plain vanilla swaps since you are going to be accounting for it more as AFS rather than trading?  That’s probably several questions in one, but I hope it make sense.

Rock Tonkel:
Well, I wouldn’t necessarily be definitive that it would only be AFS.  I think the trading based accounting may, in the end, be utilized from a swap perspective, again same thing there on the asset side.  We are looking for what maximizes our risk adjusted return and if we find that in a vanilla swap then that’s what we will use and if we find that in a Eurodollar swap then that’s what we use.  We are simply looking to maximize risk adjusted return.

Eric Billings:	Our primary focus is to protect the capital.

Steve Delaney:	Right.

Eric Billings:
But not necessarily to protect the spread as much as to protect the capital and in that regard give ourselves the flexibility along the way to the degree that the particular asset is not meeting hurdle returns; we have flexibility.

Steve Delaney:	OK well good luck with the small shift in strategy and we look forward to seeing the results here at the end of March. Thank you for your time.

Eric Billings:	Thank you Steve.

Operator:	Your next question comes from the line of Bose George with KBW.

Rock Tonkel:	Hi Bose.

Bose George:	I had a question, just on the improvement in booked value. Was the improvement in the seniors and the subs, was the move fairly similar or was there disproportionate strength in one or the other?

Rock Tonkel:
I think Bose, it was probably more disproportionate to the re-remics.  As you know the front pays have been reflating pretty much consistently since late 2009 and the re-remics, as well, have been reflating but they have really come on very strong in the last quarter or two, and we definitely saw that demonstrated in the fourth quarter and that’s been the case thus far in January or through this point in 2011.  That continues to be the case with re-remic securities.  They continue to outperform.

Bose George:	OK and then just in terms of the securities you are selling, is it, just to make sure, is it going to be the seniors or the re-remics or a bit of both.

Rock Tonkel:
In essence, what we are doing is prioritizing the risk adjusted return we expect to get on every asset looked at from a current cash yield prospective as well as from a total yield including expected reflation and we just run right down the priority list.  Naturally today, given the reflation that has already occurred over the last year and a half in the front pays, generally those will be first in line for migration because they are carrying returns in the low single digits on a cash basis, excuse me, mid-single digits on a cash basis.  So they will be first in line for migration and then from there we move to the next lowest return category and ultimately we will get to the re-remics at some point presuming that they continue on the reflation trend that we hope and expect for.

Bose George:	OK great thanks and good job this year.

Rock Tonkel:	Thank you.

Operator:	Your next question comes from the line of Jim Fowler with Harvest Capital.

Rock Tonkel:	Hi Jim.

Jim Fowler:	Hey guys how are you?

Rock Tonkel:	Good.

Jim Fowler:
Just a real quick question, actually two, just details, if I look at your third quarter press release and your fourth quarter on your senior securities, credit enhancement has gone from 14 down to just below 10.  What do I take from that?

Rock Tonkel:	In the front pays?

Jim Fowler:	Your credit enhancement in your senior securities is 14.2 in the third quarter to 9.8 in the fourth quarter. Does that mean that a third of the credit support under those bonds burnt off?

Rock Tonkel:
No, it means primarily that the mix has shifted as we migrated capital from the third quarter to the fourth quarter from front pays more into re-remics.  If you remember in the script we said we took $2.7 million of gains from the fourth quarter that presumably most of that is related to migration of front pay capital being sold and moved to re-remic capital and so the change in the credit characteristics really reflects that more than anything else.  I think overall credit basically has been stable to improving, generally, in all of these portfolios and that it is really a mix shift, I think significantly.

Jim Fowler:	So face value from 75 to 64 quarter-over-quarter down 14 percent and moves in the third of credit support, I mean that all makes sense.

Rock Tonkel:
Yes and remember we may be shifting from bonds that have a little higher credit exposure and a little higher enhancement to those that have lower delinquent, lower total sixty days and lower enhancement.  It’s really sort of the ratio that we are focused on, in that neighborhood of that two to one range across the portfolio, obviously not every bond is going to be two to one, some are one to one, some are below one to one and some are above two to one.  But we are seeking to be in that range in the non-agency sector and I think that’s really just a function of portfolio shift.  I don’t think there has been any meaningful deterioration in credit.  I think probably more just the opposite.

Jim Fowler:	OK. On your expenses, your comp and benefits are up about $600,000 in the fourth quarter versus the third quarter, is that year end related or is that a new base line of comp?

Rock Tonkel:	No that is year-end related.

Jim Fowler:
OK great.  Well deserved.  One last question I guess, on the statistics on the senior bonds.  The severity, three month average was 50.  Do you have an idea what the December monthly severities were or how that trended?  That was up from 44 in the third quarter and it wasn’t noted in the third quarter press release.  That was a three month average where it was in the fourth quarter.  Any idea what the trends are month by month in the quarter?

Rock Tonkel:
Jim, as you probably know, at least in the assets that we focus on in the non-agency arena, the severities really peaked in the spring of last year and then generally trended down over the course of the year and I’d say in recent months they've sort have been up and down.  So one month they are up 2 percent or 3 percentage points on an overall portfolio basis and in other months they are down a little bit.  They are bouncing around sort of in the low 40s.  Now that’s not on every single asset.  You can see from our exposure that we are generally prepared to take a little more credit risk in terms of total 60 day plus on a front pay than generally in the re-remics.  We are maintaining in essence, a two to one ratio or better in both categories.  But because we're not structurally levered in the front pays, we take on a little bit more 60 day plus exposure and so in those assets you may see in one particular month the severities move up sort of the magnitude you've talked about.  They have also in some months come down on that magnitude and I’d say in recent months we've seen them flat to maybe up a touch but they are moving, they are pretty stable.

Jim Fowler:
And last question; as you look at the agency market and your shift here, how big do you think that opportunity is for your company?  You have repositioned your current capital but potential additional capital?  Is this a near term strategy or do you think this could grow to be a large portion of your balance sheet and essentially became a new strategy for the Company?

Eric Billings:
Well I think it’s an ongoing process and it’s a process which is just measured by the total risk adjusted returns we can receive based on evaluation, etcetera, of the different assets, and so in our current back pay portfolio, to the degree that today, that's got an average price in that sort of the 67, 68 kind of range with a 5.5 coupon where we might anticipate over two years that could reasonably anticipate a price appreciation to the low 80’s.

That generates an acceptable return and having said that, if those assets move into the 70’s, the mid 70’s, the high 70’s then your annualized return on a risk adjusted basis start to change meaningfully and I think for us the ongoing question will be to assess the environment and to see other places on a risk adjusted basis where we can do better and if we can, then we would anticipate migration.

At this point I think we feel a 50-50 mix is very optimal and that the returns in the back pay re-remic portfolio are still extremely attractive and represent great risk adjusted opportunity.  We also believe that the agency, properly hedged today, represents very attractive potential returns and so the combination to those two maximize the return of the business but I think we, just as we always have, will continue to be mindful and watch the environment and make decisions as the environment changes.

Jim Fowler:
What do you think, when you quoted the cost of funds, you were quoting a cash LIBOR.  What do you think or what are you employing when you say properly hedging and what would a reasonable hedge ratio that you think on an ongoing basis whether you are using your Euros or swaps, what ratio do you think is appropriate?

Rock Tonkel:
Well as Eric said, we're really focused on hedging for market value movements; more so then necessarily just protecting the spread and so if we are using a swap of, for example, a similar duration to the asset then we'd be pretty fully hedged in that in order to protect the capital from adverse movements in the bond.

So we will be pretty fully hedged in that swap position and then we would expect to compliment that with some optionality that protects against extreme moves.  I think all of that has a beneficial impact on the spread, not just near term, but over the life.  It does mean that there is potential for some compression in the spread from its day one starting point.

Having said that, the key for us, as Eric mentioned, is to protect that capital so we have the flexibility to reallocate it, if in fact returns at a given point in time, that spread compresses and returns compress to a point where it makes sense for us to allocate that capital elsewhere.  The key is keeping that capital flexible so we can always be looking for the highest risk adjusted return across the spectrum.

Eric Billings:
We do believe the mix, the approximate 50-50 mix that we anticipate moving to here, as having a nice complimentary character to it, without getting too macro and prospective because these things are obviously hard to predict, but it would be our assessment that something that might cause spreads to tighten would undoubtedly have a very positive effect and maybe a much more rapid positive effect on the back pay portfolio.

So we do think the compliment is a very good one and it does help optimize, and as we've said in the release, increase our cash returns and our total returns from what we've seen historically, fairly meaningfully.  So we increased the earnings in the Company fairly substantially and they are much more in the form of cash versus reflation and it also has a blend which we think in many ways optimizes the character and structure of the portfolio.

In the meantime, obviously as we said, as these things evolve, then we will maintain flexibility and I think we view that to be the most important thing to protect capital in all the different environments and to maintain as much flexibility so that we can take advantage of opportunities as they arise.

Rock Tonkel:
I would just add Jim, another relevant factor there is that, with something like half the capital remaining allocated in the non-agency, which is essentially unlevered, it is carrying very, very modest external leverage on it.  And then something like six times on the agency, you can see that on an overall balance sheet basis the entity wide leverage is still very, very low.  So it gives us a lot of protection and flexibility to the return and to the capital.

Jim Fowler:	Great. OK, thanks gentlemen.

Operator:	Once again, if you would like to ask a question please press star one on your telephone keypad. And your next question comes from Jonathan Hollander with Chesapeake Advisors.

Rock Tonkel:	Hi Jonathan.

Jonathan Hollander:	Hey guys, how is everybody doing?

Eric Billings:	Great thanks.

Jonathan Hollander:
Congrats on such a great quarter.  Just a quick question, I jumped on a little bit late.  So I'm not sure if you guys hit this but just very briefly, what are you guys seeing going on in pre-payments given the recent rise we've seen in the ten year for both agencies and non-agencies.

Rock Tonkel:
Well they are going to lag a little bit because the data that we see in the non-agencies has lagged a little bit.  In recent months, the voluntary pre-payment speeds in the non-agencies have actually increased which is a very friendly thing to us.

And while we saw a little bump for a month or so in the agencies it's come right back down to quite low numbers.  So the speeds on the existing portfolio we laid out were quite attractive and very low.  They are generally low WALA assets and have other characteristics that we think lend to them lower pre-payments or muted pre-payment characteristics and we've actually seen that be the case in lower pre-payment speeds than that of the market, and in the recent month we've seen very low, very low speeds.

Jonathan Hollander:
OK, and in terms of, just for the non-agencies, you were saying that it had increased and what are the trends right now because obviously now the ten year has been moving, we're already into February and I recognize that we are six to eight weeks after the end of the quarter?

Rock Tonkel:	Its stable.

Jonathan Hollander:	Stable OK.

Rock Tonkel:	Yes, steady.

Jonathan Hollander:	OK guys, thanks. Great quarter. All my other questions were answered.

Eric Billings:	Thank you.

Operator:	At this time you have no further question. Do you have any closing remarks?

Eric Billings:	No thanks very much for joining us everybody and we would look forward to speaking with you next quarter.

Operator:	Thank you for participating. You may disconnect at this time.

END